SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                             GLOBAL CONCEPTS, LTD.
               ------------------------------------------------
              (Exact name of Registrant as specified in Charter)

       Colorado                                          84-1191355
   ------------------------------------------------------------------------
  (State of Incorporation)                    (I.R.S. Employer I.D. Number)

                   14 Garrison Inn Lane, Garrison, NY 10524
                   ----------------------------------------
                   (Address of Principal Executive Offices)

                          2005 EQUITY INCENTIVE PLAN
                          --------------------------
                             (Full Title of Plan)

                              MICHAEL MARGOLIES
                             Global Concepts, Ltd.
                             14 Garrison Inn Lane
                              Garrison, NY 10524
                                (845) 424-4100
           -------------------------------------------------------
          (Name, Address and Telephone Number of Agent for Service)

                                   Copy to:
                             ROBERT BRANTL, ESQ.
                              322 Fourth Street
                             Brooklyn, NY 11215
                               (718) 768-6045

                      CALCULATION OF REGISTRATION FEE

                                 Proposed        Proposed
Title of                         Maximum         Maximum
Securities      Amount           Offering        Aggregate     Amount of
to be           to be            Price per       Offering      Registration
Registered      Registered(1)    Share (2)       Price (2)     Fee
----------------------------------------------------------------------------
Common Stock,   20,000,000 shares  $.044         $880,000        $103.58
 no par value


(1) This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2) The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 20,000,000 shares by $.044, the closing price of shares of the Common Stock on the OTC Bulletin Board on January 14, 2005

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                                    PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     Global Concepts, Ltd. is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

     (a) Global Concepts' Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

     (b) Global Concepts' Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004;

     (c) Global Concepts' Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004;

     (d) Global Concepts' Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004;

     (e) Global Concepts' Current Report on Form 8-K dated October 1, 2004;

     (f) Global Concepts' Current Report on Form 8-K dated October 1, 2004;

     (g) Global Concepts' Current Report on Form 8-K dated December 8,
         2004;

     (h) the description of Global Concepts' Common Stock contained in its Registration Statement on Form 10-SB.

     Global Concepts is also incorporating by reference all documents hereafter filed by Global Concepts pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Robert Brantl, Esq., counsel to Global Concepts, has passed upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl holds no interest in the securities of Global Concepts.

Item 6.  Indemnification of Directors and Officers.

     Section 7-109 of the Colorado Business Corporation Act authorizes a corporation to provide indemnification to a director or officer of the corporation against liability and expenses actually and reasonably incurred by him in connection with a proceeding, if such party conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to any action which results in a judgment against the person and in favor of the corporation or a judgment on the basis that the person derived and improper personal benefit, the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 7-109 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Article VI of the Bylaws of Global Concepts provides that Global Concepts shall indemnify directors and officers to the extent authorized by the Colorado Business Corporation Act.


Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     4.1  2005 Equity Incentive Plan

     5    Opinion of Robert Brantl, Esq.

     23.1 Consent of Rosenberg Rich Baker Berman & Co., C.P.A., P.A.

     23.2 Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.  Undertakings.

     Global Concepts hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Global Concepts pursuant to the provisions of the Colorado Business Corporation Act or otherwise, Global Concepts has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Global Concepts of expenses incurred or paid by a director, officer or controlling person of

Global Concepts in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Global Concepts will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Global Concepts, Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the under signed, thereunto duly authorized, in the Town of Garrison and the State of New York on the 18th day of January, 2005.

                             GLOBAL CONCEPTS, LTD.



                             By:/s/Michael Margolies
                             -----------------------
                             Michael Margolies
                             Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on January 18, 2005.

Name                            Title


/s/Michael Margolies            Chairman (Chief Executive Officer, Chief
---------------------           Financial Officer, Chief Accounting Officer),
Michael Margolies               Director


/s/Stanley Chason               Director
---------------------
Stanley Chason

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
                            INDEX TO EXHIBITS

4.1    2005 Equity Incentive Plan

5      Opinion of Robert Brantl, Esq.

23.1   Consent of Rosenberg Rich Baker Berman & Co., C.P.A., P.A.

23.2 Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.